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                                                                      Exhibit 12

                      E. I. DU PONT DE NEMOURS AND COMPANY

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                           THREE MONTHS
                                               ENDED                                Years Ended December 31,
                                             MARCH 31,     --------------------------------------------------------------------
                                                2005         2004            2003            2002        2001            2000
                                           ------------    -------         -------         -------      -------         -------
Income before cumulative effect of
   changes in accounting principles           $   967      $ 1,780         $ 1,002         $ 1,841      $ 4,328(a)      $ 2,314
Provision for (benefit from) income taxes         509         (329)           (930)            185        2,467           1,072
Minority interests in earnings (losses)
   of consolidated subsidiaries                    18           (9)             71              98           49              61
Adjustment for companies accounted
   for by the equity method                       (19)          99             360              45           93            (109)
Capitalized interest                               (5)         (17)            (29)            (45)         (62)            (69)
Amortization of capitalized interest                8          365(b)          119(b)           59           61              65
                                              -------      -------         -------         -------      -------         -------

                                                1,478        1,889             593           2,183        6,936           3,334
                                              -------      -------         -------         -------      -------         -------

Fixed charges:
   Interest and debt expense                      104          362             347             359          590             810
   Capitalized interest                             5           17              29              45           62              69
   Rental expense representative of
     interest factor                               23           91              90              82           78              70
                                              -------      -------         -------         -------      -------         -------

                                                  132          470             466             486          730             949
                                              -------      -------         -------         -------      -------         -------

Total adjusted earnings available for
   payment of fixed charges                   $ 1,610      $ 2,359         $ 1,059         $ 2,669      $ 7,666         $ 4,283
                                              =======      =======         =======         =======      =======         =======

Number of times fixed
   charges earned                                12.2          5.0             2.3             5.5         10.5             4.5
                                              =======      =======         =======         =======      =======         =======

(a) Includes $3,866 after-tax gain on the sale of DuPont Pharmaceuticals to Bristol-Myers Squibb.

(b) Includes write-off of capitalized interest associated with exiting certain businesses.